Exhibit 10.1

Amendment to Employment Agreement

This Amendment to Employment Agreement (“this Amendment”) is made and entered into as of the 27th day of September 2004, by and between aaiPharma Inc., a Delaware corporation with its principal place of business in Wilmington, North Carolina, (“the Company”), and Frederick D. Sancilio, Ph. D. (“Employee”), a resident and citizen of Jupiter, Florida.

Employee and the Company are parties to an Amended and Restated Employment Agreement Between aaiPharma Inc. and Frederick D. Sancilio (“the Employment Agreement”). Effective September 27, 2004, Employee will terminate his employment with the Company and all of its subsidiaries and the “Term of Employment” (as defined in the Employment Agreement) will expire as of that date. Employee will also resign from all offices held with the Company and its subsidiaries, effective as of September 27, 2004. Employee has resigned as Chairman of the board of directors of the Company, but will continue as a director through a term ending in 2006.

The Company has agreed to make payments to Employee that would be owed for, and to treat the termination of Employee’s employment as, a “Compensable Termination” as defined in paragraph 7 of the Employment Agreement. Provided, however, that the Company and Employee have agreed to modify the terms of paragraphs 5(b) and 7(c) of the Employment Agreement, such that the payments owed to Employee under paragraphs 5(b) and 7(c) will be paid to Employee in twenty-four (24) consecutive equal monthly installments, rather than in one lump sum payment.

In consideration for the receipt of all such payments and benefits, Employee has agreed to execute a release in the form attached hereto as Exhibit A.

Except as amended, the terms of Employee’s and the Company’s continuing obligations under the Employment Agreement (including without limitation all provisions set forth in paragraphs 9 and 10 of the Employment Agreement) shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or caused this Agreement to be duly executed by their authorized representatives as of the day and year first above written.

aaiPharma Inc.

By:	/s/ James G. Martin

Position:	Chairman, Compensation Committee

/s/ Frederick D. Sancilio Frederick D. Sancilio Ph.D.

Exhibit A

RELEASE

     As consideration for the payments to be made by the Company to the undersigned (“the Employee”) pursuant to the terms of the Amended and Restated Employment Agreement Between aaiPharma Inc. and Frederick D. Sancilio, as amended by an Amendment to Employment Agreement dated as of the date hereof (collectively, “the Employment Agreement”), Employee agrees for Employee and for Employee’s heirs, executors, administrators and assigns (the “Employee Parties”), to release and forever discharge the Company and all of its parent and subsidiary corporations and affiliates, together with each of their respective agents, officers, employees, directors, insurers, benefit plans and attorneys (“the Company Parties”), from and to waive any and all rights with respect to all manner of claims, actions, causes of action, suits, judgments, rights, demands, debts, damages, or accountings of whatever nature, legal, equitable or administrative, whether the same are now known or unknown, which the Employee Parties ever had, now have or may claim to have, upon or by reason of the occurrence of any matter, cause or thing whatsoever up to the date of this release, including without limitation: (i) any claim whatsoever (whether under federal or state statutory or common law) arising from or relating to Employee’s employment or changes in Employee’s employment relationship with the Company, including Employee’s separation, termination or resignation therefrom; (ii) all claims and rights for additional compensation or benefits of whatever nature, including without limitation any bonuses or incentive compensation; (iii) any claim for breach of contract, implied or express, impairment of economic opportunity, intentional or negligent infliction of emotional distress, wage or benefit claim, prima facie tort, defamation, libel, slander, negligent termination, wrongful discharge, or any other tort, whether intentional or negligent; and (iv) all claims and rights under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1871, or 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act of 1993, the Family and Medical Leave Act, all as amended, or any other federal, state, county or municipal statute or ordinance relating to any condition of employment or employment discrimination. Provided, however, this release shall not include: (i) the claims of the Employee Parties under the Employment Agreement (including without limitation Employee’s claims to benefits and payments pursuant to paragraphs 5 and 7 thereof); (ii) rights the Employee Parties may have in respect of termination of employment under any compensation, incentive or employee benefit plan; (iii) claims otherwise released herein that are asserted by any of the Employee Parties as a counterclaim or defense in any action filed against any of such Employee Parties by any of the Company Parties; or (iv) the rights of Employee to indemnification and advancement of funds pursuant to the Company’s Articles of Incorporation and Bylaws, and the rights of Employee under any undertaking in connection with the advancement of expenses executed in connection therewith.

     This the 27th day of September 2004.

Frederick D. Sancilio Ph.D.